                                                               Dennis G. Newkirk
                                                                  (713) 987-6332

                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE


                    NL ANNOUNCES FIRST QUARTER 1994 RESULTS


HOUSTON, TEXAS -- April 25, 1994 -- NL Industries, Inc. (NYSE:NL) announced a net loss for the first quarter of 1994 of $6.4 million, or $.12 per share, on sales of $202 million compared to a net loss in the first quarter of 1993 of $13.5 million, or $.27 per share, on sales of $199 million.

Operating income of Kronos' titanium dioxide pigments business in the first quarter of 1994 declined $1.8 million compared with the same 1993 period as the effects of lower average selling prices in the first quarter of 1994 were only partially offset by higher sales volumes and higher production levels. Primarily as a result of improved pricing in Europe, Kronos' first quarter 1994 average selling prices were higher than the last three quarters of 1993, but were still approximately 3% lower than the first quarter of 1993. J. Landis Martin, President and CEO, stated "We are optimistic that recent price increase announcements in the United States and Europe should result in improved margins later this year."

Rheox's operating income for the first quarter of 1994 was $1.0 million higher than the comparable 1993 period primarily as a result of higher sales volumes and slightly lower operating costs.

Corporate expenses, net were lower than 1993 due to a $20 million gain related to the 1994 settlement of the Company's lawsuit against Lockheed Corporation, partially offset by higher environmental remediation costs.

Interest expense in the first quarter of 1994 was lower than the comparable 1993 period due to lower indebtedness and lower Deutsche mark interest rates partially offset by higher interest rates on the Company's Senior Notes.

Income tax expense differs from a normally expected rate primarily because of losses in certain countries for which no benefit is currently available.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.


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                              NL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                  (Unaudited)





                                                         Quarter ended
                                                           March 31,
                                                       ------------------
                                                        1993        1994
                                                       ------      ------
Net sales:
  Kronos                                               $172.1      $174.2
  Rheox                                                  26.4        27.6
                                                       ------      ------
                                                       $198.5      $201.8
                                                       ------      ------
                                                       ------      ------

Operating income:
  Kronos                                               $ 17.2      $ 15.4
  Rheox                                                   5.9         6.9
                                                       ------      ------
    Operating income                                     23.1        22.3

General corporate income (expense):
  Interest and dividends                                  1.2         1.0
  Securities transactions                                 1.7         (.8)
  Expenses, net                                          (8.7)        (.6)
  Interest expense                                      (26.1)      (21.1)
                                                       ------      ------
    Income (loss) before income taxes                    (8.8)         .8
Income tax expense                                       (4.5)       (7.0)
Minority interest                                         (.2)        (.2)
                                                       ------      ------
    Net loss                                           $(13.5)     $ (6.4)
                                                       ------      ------
                                                       ------      ------
Net loss per share of common stock                     $ (.27)     $ (.12)
                                                       ------      ------
                                                       ------      ------
Weighted average common shares outstanding               50.9        51.0
                                                       ------      ------
                                                       ------      ------